Exhibit 99.1

NEWS RELEASE

CONTACT:

CreditRiskMonitor.com, Inc.

Jerry Flum, CEO

(845) 230-3030

ir@crmz.com

FOR IMMEDIATE RELEASE

Joshua Flum Joins CreditRiskMonitor’s Board of Directors

VALLEY COTTAGE, NY—September 11, 2007—CreditRiskMonitor (OTCBB: CRMZ) is pleased to announce that Joshua M. Flum has been elected to the Company’s Board of Directors, expanding the Board to 5 members.

Mr. Flum has been an executive with CVS Caremark Corporation since July 2004, currently as Vice President for Pharmacy Systems. Prior to joining CVS, Mr. Flum spent three years as a project leader with The Boston Consulting Group as a member of their Consumer and Retail Practice Group. Mr. Flum is a graduate of Yale Law School and spent the first years of his professional career clerking for the Honorable Edward R. Becker, Chief Judge of the United States Court of Appeals for the Third Circuit, then as an associate with the law firm Miller, Cassidy, Larroca and Lewin, LLP and then as in-house counsel for Chinab2b.com.

Jerry Flum, CEO, stated, “I recruited Josh to our Board because I believe his general management skills, knowledge of information systems, and legal training will all strengthen our Board. Of course, I am also very proud to have my son join our company’s Board of Directors.”

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals. The service offers comprehensive commercial credit reports covering public companies worldwide and includes detailed financial statements, ratio analysis and trend reports, peer analyses, credit scores, company background information, and Moody’s and Standard & Poor’s ratings. It includes trade payment data and public record filings on millions of U.S. companies. The service also provides continuous news monitoring that keeps subscribers up to date on events affecting the creditworthiness of companies. The Company now provides an interactive service for subscribers to use in calculating recommended credit line limits for their customers, as well as a facility for monitoring daily changes in these credit limit recommendations and alert subscribers to take action.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports.